                                                                  Exhibit (b)(7)


                         TEVA PHARMACEUTICALS USA, INC.
                                650 CATHILL ROAD
                             SELLERSVILLE, PA 18960





September 13, 1999



Bank Leumi USA
564 Fifth Avenue, 5th Floor
New York, New York  10036
         Attention: Michaela Klein, Senior Vice President

             Re: Teva Pharmaceuticals USA, Inc. ("BORROWER")

Dear Ms. Klein:

In consideration of financial accommodations extended or about to be extended by Bank Leumi USA (the "BANK") to Borrower (the "CREDIT EXTENSIONS"), pursuant to the Credit Agreement dated as of September 13, 1999 by and among the Bank, the Borrower and Teva Pharmaceutical Industries Ltd. as guarantor (the "GUARANTOR"), the Borrower agrees that so long as any part of the Credit Extensions are outstanding, the Borrower shall not create, incur, assume or suffer to exist any Lien in or upon any of its property or assets, whether now owned or hereafter acquired, or assign or otherwise convey any contract rights, accounts receivable or other right to receive income (unless it makes, or causes to be made, effective provision whereby the obligations of the Borrower under the Loan Documents will be equally and ratably secured with any and all other obligations thereby secured, such security to be pursuant to one or more agreements reasonably satisfactory to the Bank and, in any such case, the Credit Extensions shall have the benefit, to the fullest extent that, and with such priority as, the Bank may be entitled under applicable law, of an equitable Lien on such property), except:

         (1) Liens for taxes, assessments or other governmental charges (i) that are not yet due and payable (ii) the amount, applicability or validity thereof is contested by the Borrower on a timely basis in good faith and in appropriate proceedings, and the Borrower has established adequate reserves therefor in accordance with US GAAP on the books of the Borrower or (iii) the nonpayment of which in the aggregate would not reasonably be expected to have a Material Adverse Effect;

         (2) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Liens, in each case, incurred in the ordinary course of business for sums not yet due and payable or the nonpayment of which in the aggregate would not reasonably be expected to have a Material Adverse Effect;

         (3) Liens incurred or deposits made in the ordinary course of business, in each case not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property, (i) in connection with workers' compensation, unemployment insurance and other types of social security or retirement benefits, or
         (ii) to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety bonds, appeal bonds, bids, leases (other than Capital Leases), performance bonds, purchase, construction, service, technical assistance or sales contracts and other similar obligations;

         (4) Liens securing judgments that are being stayed or contested, in each case on a timely basis in good faith and in appropriate proceedings and with respect to which the Borrower has established adequate reserves in accordance with US GAAP;

         (5) licenses, leases or subleases granted to others, easements, rights-of-way, defects and irregularities in title, restrictions and other similar charges or encumbrances, in each case incidental to, and not interfering with, the ordinary conduct of the business of the Borrower, provided that such Liens do not, in the aggregate, materially detract from the value of such property;

         (6) Liens on property or assets of the Borrower or any of its Subsidiaries securing obligations owing to the Borrower or to any of its Subsidiaries;

         (7) Liens existing on the date hereof, which secure Debt of certain Subsidiaries of the Borrower, the nonpayment of which would not reasonably be expected to have a Material Adverse Effect;

         (8) any Lien created to secure all or any part of the purchase price, or to secure Debt incurred or assumed to pay all or any part of the purchase price or cost of construction, of property (or any improvement thereon) acquired or constructed by the Borrower after the date hereof, provided that

                 (i) any such Lien shall extend solely to the item or items of such property (or improvement thereon) so acquired or constructed and, if required by the terms of the instrument originally creating such Lien, other property (or improvement thereon) which is an improvement to or is acquired for specific use in connection with such acquired or constructed property (or improvement thereon) or which is real property being improved by such acquired or constructed property (or improvement thereon),

                 (ii) the principal amount of the Debt secured by any such Lien shall at no time exceed an amount equal to the lesser of (A) the cost to the Borrower of the property (or improvement thereon) so acquired or constructed and (B) the fair market value (as determined in good faith by the Borrower) of such property (or improvement thereon) at the time of such acquisition or construction, and

                 (iii) any such Lien shall be created contemporaneously with, or within 180 days after, the acquisition or construction of such property;

         (9) any Lien existing on property of a Person immediately prior to its being consolidated, merged or amalgamated with or into the Borrower or any of its Subsidiaries or its becoming a Subsidiary, or any Lien existing on any property acquired by the Borrower or any of its Subsidiaries at the time such property is so acquired (whether or not the Debt secured thereby shall have been assumed), provided that (i) no such Lien shall have been created or assumed in contemplation of such consolidation, merger or amalgamation or such Person's becoming a Subsidiary or such acquisition of property, and (ii) each such Lien shall extend solely to the item or items of property so acquired and, if required by the terms of the instrument originally creating such Lien, other property that is an improvement to or is acquired for specific use in connection with such acquired property;

         (10) any Lien on receivables of the Borrower or any of its Subsidiaries created in connection with any receivables financing with banks or other financial institutions or in connection with any receivables securitiazation program;

         (11) Liens securing Debt in an aggregate principal amount up to $50,000,000 for money borrowed under a working capital credit facility from, or which is evidenced by a note or similar instrument given to, PNC Bank, National Association ("PNC") and such other lending institutions as may join with PNC in providing such facility), or acquire a participation in such facility, or as may be successors to institutions in respect of such facility (and in which facility, if PNC is not a participant therein, the Bank has been offered at least a 45% participation therein), and including all amendments, renewals, extensions, modifications and refundings of any such Debt, whether any such Debt is outstanding on the date hereof or hereafter created, incurred or assumed;

         (12) any Lien renewing, extending or refunding any Lien permitted by clauses 7, 8, 9, 10 or 11 of this paragraph, provided that (i) the principal amount of Debt secured by such Lien immediately prior to such extension, renewal or refunding is not increased beyond such principal amount, together with any accrued interest and fees and expenses with respect thereto, (ii) such Lien is not extended to any other property, and (iii) immediately after such extension, renewal or refunding no default or event of default under the Note evidencing the Credit Extensions would exist;

         (13) Liens arising solely by operation of law in the ordinary course of business and not due to a default; and

         (14) Liens in addition to those described in clauses 9 through 12, inclusive, of this paragraph, provided that the aggregate principal amount of all Debt secured by all such additional Liens does not at any time exceed 25% of consolidated total assets of the Borrower that would be shown as assets on a consolidated balance sheet of the Borrower as of such time prepared in accordance with US GAAP after eliminating all amounts properly attributable to minority interests, if any, in the capital stock and surplus of Subsidiaries.

For the purpose of this letter, the following terms shall have the respective meanings indicated:

  "AFFILIATE" shall mean and include any corporation, person, or entity (1) which directly or indirectly controls, or is controlled by, or is under common control with the Borrower; (2) which directly or indirectly beneficially owns or holds thirty percent (30%) or more of any class of voting stock of the Borrower or any Subsidiary, or (3) thirty percent (30%) or more of the voting stock of which is directly or indirectly beneficially owned or held by the Borrower or one of its shareholders.

  "CAPITAL LEASE" shall mean a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with US GAAP.

  "CONTROL" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a corporation, person, or entity, whether through the ownership of voting securities, by contract or otherwise.

  "DEBT" shall mean, with respect to any Person, without duplication: (a) its liabilities for borrowed money; (b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including, without limitation, all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property); (c) the amount of obligations that would appear as a liability on the balance sheet of such Person in accordance with US GAAP as the lessee under a Capital Lease; (d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities); and (e) any guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (d) of this definition.

  "US GAAP" shall mean generally accepted accounting principles as in effect from time to time in the United States of America.

  "LIEN" shall mean any mortgage, pledge, lien, security interest, charge or encumbrance of any kind or nature (including the lien or retained security title of a conditional vendor) and expressly does not include any so-called "negative pledge" provisions in agreements covering the incurrence of Debt.

  "LOAN DOCUMENTS" shall mean the following documents related to the Credit
Extensions: (i) the Credit Agreement by and among the Borrower, the Bank and the Guarantor, (ii) the Unlimited Guaranty executed by the Guarantor in favor of the Bank and (iii) the Note evidencing the Credit Extensions.

  "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Borrower, or (b) the ability of the Borrower to perform its obligations under any Loan Document, or (c) the validity or enforceability of any Loan Document.

  "PERSON" shall mean an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

  "SUBSIDIARY" shall mean as to any Person, any corporation, association, limited liability company or other similar business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries).

Very truly yours,

TEVA PHARMACEUTICALS USA, INC.



By:   /s/ Peter R. Terreri
    ----------------------------------------
         Peter R. Terreri
         Senior Vice President and
           Chief Financial Officer